Marsh McLennan 1166 Avenue of the Americas New York, New York, 10036-2774 T +212 345 5000 www.marshmclennan.com

News release

Contact: Erick Gustafson Marsh McLennan +1 202 263 7788 erick,gustafson@mmc.com

Marsh McLennan Appoints John Doyle Group President and Chief Operating Officer
Martin South named President and CEO of Marsh
Dean Klisura named President and CEO of Guy Carpenter

NEW YORK, November 18, 2021 — Today, Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy, and people, announced changes to its Executive Committee effective January 1, 2022.

John Doyle has been promoted to Group President and Chief Operating Officer of Marsh McLennan and will continue as Vice Chair of the Company. Mr. Doyle is currently President and CEO of Marsh, a position he assumed in 2017. In his new role, he will work closely with President and CEO Dan Glaser to realize the enterprise’s overall strategic business and operational objectives. The CEOs of Marsh, Guy Carpenter, Mercer and Oliver Wyman will report to Mr. Doyle. He will report to Mr. Glaser.

“John has been an indispensable partner to me and a critical part of our company’s success,” said Mr. Glaser. “Marsh has thrived under his leadership, experiencing several years of accelerated revenue growth and record new business. He’s established at Marsh an even stronger culture of colleague engagement, inclusion and diversity. With John in this new role, we’ll have additional leadership focus on our strategic and operational priorities across the enterprise, giving us the ability to unlock more potential across our organization.”

Martin South, President of Marsh US and Canada, will succeed Mr. Doyle as President and CEO of Marsh. He was also appointed Vice Chair of Marsh McLennan and will join Marsh McLennan’s Executive Committee. Mr. South has more than 30 years of global insurance experience, including serving as CEO for Marsh’s Asia-Pacific region, Marsh UK & Ireland and Marsh Europe.

Dean Klisura, President of Guy Carpenter, has been named President and CEO of Guy Carpenter, succeeding Peter Hearn. He was also appointed Vice Chair of Marsh McLennan and will succeed Mr. Hearn on Marsh McLennan’s Executive Committee. Mr. Klisura had been with Marsh for nearly 30 years, serving in executive leadership roles in Marsh’s Global Placement and Advisory Services and Global Specialties businesses before joining Guy Carpenter last year.

Peter Hearn, currently CEO of Guy Carpenter, will continue in his role as Vice Chair of Marsh McLennan, focusing on sales and colleague development initiatives. Mr. Hearn will continue to report to Mr. Glaser.

Dominic Burke, Vice Chair of Marsh McLennan, will retire in mid-January. Mr. Burke, former CEO of Jardine Lloyd Thompson (JLT), joined Marsh McLennan following its acquisition of JLT in 2019.

Mr. Glaser commented, “On behalf of the entire company I want to express my deep gratitude to Dominic for his leadership, which ensured our combination with JLT, the largest acquisition in our company’s history, was a win for our clients, for our company, and for our colleagues.

“I also want to thank Peter for his exceptional leadership of Guy Carpenter. During his tenure, Guy Carpenter has achieved record financial performance and cultivated a strong company culture with colleagues’ professional success and personal fulfillment a consistent priority. We are looking forward to the contributions he will continue to make to Marsh McLennan as Vice Chair.

“Today, we are a stronger and more dynamic company, well-positioned for the future. In their new roles, these leaders will help us achieve the next phase of our growth and realize the vast possibility that we have created for our clients, colleagues and the communities in which we live and work.”

About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 81,000 colleagues advise clients in 130 countries. With annual revenue over $19 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com, follow us on LinkedIn and Twitter or subscribe to BRINK.